Exhibit 22.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

The table below sets forth the respective issuers and guarantors of the notes issued by Aon Global Limited and Aon Corporation and the jurisdiction of incorporation of each such entity.

		Aon Corporation	Aon Global Limited
Entity	Jurisdiction of Incorporation	2.20% Senior Notes due 2022 8.205% Junior Subordinated Notes due 2027 4.50% Senior Notes due 2028 3.75 Senior Notes due 2029 2.8% Senior Notes due 2030 6.25% Senior Notes due 2040	2.80% Senior Notes due 2021
4.00% Senior Notes due 2023
3.50% Senior Notes due 2024
3.875% Senior Notes due 2025
2.875% Senior Notes due 2026
4.25% Senior Notes due 2042
4.45% Senior Notes due 2043
4.60% Senior Notes due 2044
4.75% Senior Notes due 2045
Aon plc	Ireland	Guarantor	Guarantor
Aon Global Limited	UK	Guarantor	Issuer
Aon Global Holdings plc	UK	Guarantor	Guarantor
Aon Corporation	US	Issuer	Guarantor